Exhibit 99.1

FIRST CITIZENS NATIONAL BANK ENTERS THE NEW YORK STATE MARKET

Mansfield, Pennsylvania - September 21, 2005 - Randall E. Black, CEO and President of First Citizens National Bank announced today they will be opening a full service community office in Wellsville, New York by year-end subject to regulatory approval. “We see this move into Wellsville as a natural extension of our western region where we currently operate offices in Ulysses and Genesee,” stated Black. “It also provides us with our first step into the southern tier of New York.”

First Citizens move into Wellsville, New York is part of its proposed acquisition of certain assets and assumption of certain liabilities of the Hannibal branch of Fulton Savings Bank, Fulton, New York. Subject to regulatory approval, First Citizens intends to consummate its purchase and assumption transaction with Fulton Savings Bank during the fourth quarter of 2005. Immediately following consummation, First Citizens intends to relocate its newly acquired Hannibal branch to the Wellsville location.

The new office will be located at 10 South Main Street in Wellsville, New York, 14895. First Citizens plans to operate out of a temporary facility at this location while the permanent office is being built. The tentative opening date will be on or about December 19, 2005.

“I believe the business plan and community involvement that can be expected from First Citizens will not only provide considerable financial opportunities for our residents and businesses, but will also support our community’s strategic plan for growth and improvement,” commented Bradley J. Thompson, Mayor of the Village of Wellsville.

First Citizens traces its history to The Ross and Williams Bank established in 1872 in Mansfield and changed its name to The First National Bank of Mansfield in 1907. After the acquisition of Citizens National Bank of Blossburg in 1970, the name was changed to First Citizens National Bank and two branches were added (Ulysses and Genesee) with the acquisition of Grange National Bank of Potter County. In 1991, First Citizens acquired community offices in Sayre, Troy and Wellsboro through the acquisition of Star Savings and Loan Association. In 1996, the company raised its community office total to 9 by acquiring the Canton and Gillett offices of Meridian Bancorp. In 1996, First Citizens opened its first in-store office in the Weis Market in Wellsboro and added another in-store office at Wal Mart in Mansfield. A further expansion into Bradford County resulted from the acquisition of offices of Sovereign Bank in 2000. Most recently, the company acquired two offices of The Legacy Bank located in Towanda and Sayre. Asset size has grown to over $500 million and the addition of the Wellsville Office will increase the number of offices to a total of 16 serving four counties.

“We have had great success serving consumers in the rural communities of northern Pennsylvania and believe we can take our experience to Wellsville,” commented Randall E. Black. “Our Genesee Office, located ten minutes away, already serves a number of consumers from the Wellsville market which tells us there is opportunity there. We’re eager to see what we can accomplish now that we will be more conveniently located.”

Citizens Financial Services, Inc., is the holding company for First Citizens National Bank who is headquartered in Mansfield, Pennsylvania and currently operates 15 offices in Tioga, Bradford and Potter Counties. For more information on First Citizens National Bank, visit www.firstcitizensbank.com.

FORWARD-LOOKING INFORMATION

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward looking statements are made.

For more information contact:

Randall E. Black, Chief Executive Officer and President	First Citizens National Bank
800-326-9486	15 South Main Street
570/662-2365 (fax)	Mansfield, PA 16933

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